Exhibit 21.1

LIST OF SUBSIDIARIES

MICT Telematics Limited, an Israeli corporation.

MICT Management Limited, an Israeli corporation.

Micronet Ltd., an Israeli corporation*

*	Micronet Subsidiary is not wholly-owned by the Company. Inc, a wholly owned subsidiary of Micronet Ltd.

GFH Intermediate Holdings Ltd, a British Virgin Islands company.

BI Intermediate (Hong Kong) Limited, an Hong Kong company.

Bokefa Petroleum and Natural Gas CO., LTD, a wholly owned subsidiary of BI Intermediate.

Tianjin Bokefa Technology CO. LTD, a wholly owned subsidiary of Bokefa Petroleum and Natural Gas CO., LTD